Exhibit 5.1

March 17, 2009	[COOLEY GODWARD KRONISH LLP Letterhead]

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Affymax, Inc. (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 668,698 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to its 2006 Equity Incentive Plan (the “2006 EIP Shares”) and  76,522 shares of Common Stock pursuant to its 2006 Employee Stock Purchase Plan (the “2006 ESPP Shares”), in addition to shares previously registered.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and by-laws, as amended, the Company’s 2006 Equity Incentive Plan (the “2006 EIP”), the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 EIP Shares and the 2006 ESPP Shares, when sold and issued in accordance with the 2006 EIP and the 2006 ESPP, respectively, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato